SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 8)

                         Cousins Properties Incorporated

                                (Name of Issuer)

                     Common Stock, Par Value $1.00 Per Share

                         (Title of Class of Securities)

                                  222 795 10 6
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1 (d)

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CUSIP No. 222 795 10 6                          Page      1     of    4    Pages
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                                      13G

-------- -----------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas G. Cousins

-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   |_|
                                                                   (b)   |_|
-------- -----------------------------------------------------------------------
-------- ----------------------------------- -----------------------------------

3.       SEC USE ONLY

-------- ----------------------------------- -----------------------------------
-------- -----------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

-------- -----------------------------------------------------------------------
------------------------- ---- -------------------------------------------------

NUMBER OF                 5.   SOLE VOTING POWER               9,038,329**
SHARES                                                         ---------
BENEFICIALLY              6.   SHARED VOTING POWER             620,097
OWNED BY                                                       -------
EACH                      7.   SOLE DISPOSITIVE POWER          9,038,329**
REPORTING                                                      ---------
PERSON WITH               8.   SHARED DISPOSITIVE POWER        620,097
                                                               -------
------------------------- ---- -------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

         9,658,426
         ---------
-------- -----------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                         |_|

-------- -----------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         19.53% (1)
         ------
-------- -----------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN

-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Based on  51,547,269  shares of Common  Stock  outstanding  on December 31,
     2000,   which  number  includes   2,336,392  shares  subject  to  currently
     exercisable options.

** Includes 427,500 shares subject to currently exercisable options.

Item 1(a).  Name of Issuer:

         Cousins Properties Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

         2500 Windy Ridge Parkway
         Atlanta, Georgia 30339

Item 2(a).  Name of Person Filing:

         Thomas G. Cousins

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         2500 Windy Ridge Parkway
         Atlanta, Georgia 30339

Item 2(c).  Citizenship:

         United States of America

Item 2(d).  Title of Class of Securities:

         Common Stock, $1.00 par value

Item 2(e).  CUSIP Number:

         222 795 10 6

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) |_| Broker or dealer registered  under Section 15  of the  Exchange
                  Act.
         (b) |_| Bank as defined in Section 3(a) (6) of the Exchange Act.
         (c) |_| Insurance company as defined in Section 3(a) (19) of the Exchange Act.
         (d) |_| Investment company registered under Section 8 of the Investment Company Act.
         (e) |_| An investment adviser in accordance with Rule 13-d-1(b)(1) (ii)
                 (E);
         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

                                  Page 2 of 4
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         (g) |_| A parent holding  company or control person in accordance  with
         Rule 13d-1 (b) (1) (ii) (G).2 (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act; (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)

                  (14) of the Investment Company Act; (j) |_| Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

         If this  statement is filed pursuant to Rule 13d-1 (c), check this box.
|_|

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

         9,658,426
         ---------
         (b) Percent of class:

         19.53%
         ------
         (c) Number of shares as to which such person has:

         (i)   Sole  power to vote or to direct  the vote             9,038,329
                                                                      ---------
         (ii)  Shared power to vote or to direct the vote               620,097
                                                                        -------
         (iii) Sole power to dispose or to direct the  disposition of 9,038,329
                                                                      ---------
         (iv)  Shared power to dispose or to direct the disposition of  620,097
                                                                        -------
         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d) (1).

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7.  Identification  and  Classification  of the Subsidiary  Which
         Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certifications.

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 14, 2001                                        /s/ Thomas G. Cousins
--------------                                        ---------------------
Date                                                      Thomas G. Cousins




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